Exhibit 10.15

“STVS” & “AACSA” HOTEL DEPLOYMENT PARTNERSHIP AGREEMENT

1. Goal of Program:

The purpose of this agreement is to facilitate the nationwide roll-out of the Select-TV Solutions interactive TV platform and guest services solution (hereafter “STVS” or “Select-TV”) across the member and non-member hotels & lodging facilities to which the program would be applicable (hereafter “hotels”) of AACSA PARTNERS LLC, a Florida Limited Liability Company. (hereafter “AACSA”).

2. Term:

This Agreement will continue in effect for seven (7) years from its Effective Date (the “Initial Term”), then renewing annually for each subsequent year unless terminated earlier as permitted by Section 14.1. Ongoing revenue participation terms shall survive the expiration of the term for so long as revenue is derived by STVS from any remaining locations that were activated as a result of this program. The Effective Date shall be May 1, 2014.

3. Nationwide roll-out: Phase I:

Phase I of the nationwide roll-out of STVS will involve signing up one hundred (100) hotels that will deploy the solution or have a signed contract and scheduled implementation date for such deployment in each such location by December 31, 2014, subject to limited change of deployment pace upon the written agreement of both parties.

4. Nationwide roll-out: Phase II:

Phase II of the nationwide roll-out of STVS will involve signing up an additional one hundred and fifty (150) hotels that will deploy the solution or have a signed contract and schedule implementation dates for such deployment between January 1st, 2015 and June 30th, 2015, subject to limited change in deployment pace upon the written agreement of both parties.

5. Nationwide roll-out: Phase III

Phase III of the nationwide roll-out will involve putting in place and executing a program to contract or deploy Select- TV in an additional seven hundred and fifty (750) additional hotels on as rapid a schedule as reasonably possible to be agreed between the two parties. The target timeframe for this phase is July 2015 to June 2016, subject to limited change in deployment pace upon the written agreement of both parties.

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6. Implementation Payments:

STVS will pay AACSA the following fees: (a) One hundred thousand dollars ($100,000) through the end of 2014, for the implementation of Phase I of the roll-out referenced in Section3 above, comprising $50,000 US payable no later than May 15, 2014 and $50,000 US payable no later than July 31, 2014; (b) One hundred and fifty thousand dollars ($150,000 US) for the implementation of Phase II of the rollout referenced in Section 4 above, comprising $75,000 US payable no later than January 15, 2015 and $75,000 US payable no later than April 15, 2015, subject to limited change in deployment pace upon the written agreement of both parties

The payment schedule for Phase III of the program will involve a commitment by STVS of $750,000 to be drawn down by AACSA in three equal quarterly installments of $250,000 US starting immediately upon successful fulfillment of the targets from Phases I and II. The anticipated start date for Phase III is July 1st, 2015.

The deployment timetables and associated for each Phase indicated above may be accelerated upon the written consent of both parties and posted as an attachment to this agreement or upon digital proposal and acceptance by both parties, without requiring a new agreement to be signed.

PROPERTY SIZE BONUS TIERS: At the end of each Phase or prior to the next scheduled payment, whichever occurs earlier, if the size of any Hotels deployed in the preceding exceeds the thresholds identified below, then STVS shall pay the following additional bonus per hotel:

a) 150 rooms = bonus premium of $ 300 US per Hotel

b) 200 rooms = bonus premium of $ 400 US per Hotel

c) 250 rooms = bonus premium of $ 500 US per Hotel

d) 300 rooms = bonus premium of $ 600 US per Hotel

e) 350 rooms = bonus premium of $ 700 US per Hotel

f) 400 rooms = bonus premium of $ 850 US per Hotel

g) 450 rooms = bonus premium of $1,000 US per Hotel

The bonus schedule for properties larger than 450 rooms is shown in Exhibit F at the end of this document.

For the avoidance of doubt, Example: if 20 hotels out of 100 in Phase 1 exceed 150 rooms but less than 200, then the next payment due to AACSA would be increased by an additional $6,000 US or $300 x 20 hotels.

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All bonus property payments are to be made in addition to, PR and alongside, the next upcoming scheduled payment or at the end of the previous phase, whichever occurs first.

If any of the first one hundred (100) Hotels subsequently fail to meet the site survey criteria defined in Exhibit B, they will be replaced by another hotel at no additional charge to STVS until one hundred (100) hotels that do meet the survey criteria have been secured by virtue of approval and acceptance to install by STVS, unless such failure or loss of such hotel was a result of STVS’ actions, or its inability or unwillingness to survey and activate such hotel in a timely manner, in which case no replacement or refund is due. STVS expressly agrees to proceed in a professional and workmanlike manner and hire qualified, professional, and courteous sub agents to survey, install, and activate (as needed) such locations in a timely manner.

STVS shall review each application by a hotel put forward by AACSA within One (1) Week of its submission and reject such submission or move it forward to the site survey. After the site survey, STVS will have One (1) week to accept or reject the location for deployment. If a location is rejected at either the first or second stages, STVS shall provide a reasonable explanation of the criteria that location did not meet, and if AACSA is able to provide information that it did meet the criteria at submission, then such location shall not be rejected.

The performance metrics identified in Exhibit E will apply to Phase I of the rollout. Similar performance metrics will apply to Phases II and III of the rollout.

If any of the first one hundred (100) locations fails to reach acceptable performance metrics during the Phase I roll-out, AACSA shall be obligated to replace that hotel. STVS and AACSA undertake to define such acceptable performance metrics no later than May 31, 2014.

EXPENSE REIMBURSEMENT: AACSA and/or its affiliates or representatives may be required or requested to expend additional resources towards participation, hosting, or facilitation of activities, such as hosting or catering events, creating marketing or promotional materials, and from time to time to attend or travel to such locations to assist STVS in securing new relationships or cluster groups. STVS shall approve ahead of time, in writing or via e-mail, all monthly budget requests for expense allowances exceeding $1,000. Once approved such expenses shall either be prepaid in advance, or reimbursed by STVS. AACSA or its affiliate or representative shall submit invoices for such applicable PR expenses and STVS shall issue reimbursement no later than ten (10) calendar days following submission of relevant invoices.

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7. Term of Hotel Contracts

a) The pricing of products and services described in this agreement is based upon an anticipated contract term of eighty-four (84) months of revenue generating activity for each room (collectively “room months”) between STVS and participating Hotels, except where (i) otherwise agreed to in writing between the parties, (ii) the average gross revenue per in-service room month in year five (5) of the agreement falls below twenty five dollars ($25), in which case the either party shall have the right to terminate the agreement after sixty (60) months. If certain rooms, once deployed, are taken out of service for renovation or maintenance, the total number of room months affected shall be recovered by extending the contractual term in direct pro-rata correlation to those rooms.

b) If within the first year of participation in this program a hotel-wide renovation or repair is required that prevents any revenue from being generated from a specific property for greater than three (3) months, STVS shall have the option to terminate such location from the program if Hotel is unable or unwilling to suspend their obligations under this agreement so that the full term of their contracted period can still be honored. If such Hotel is terminated as pursuant to such clause, then AACSA shall replace such property with another property as pursuant to section 10 of this agreement regarding adjustments or credits of the implementation fee for such new location based on the period in which such termination occurred. Such location shall be considered a “replacement” location as pursuant to section 10 of this agreement.

8. Installations

In certain cases STVS approved specialists may not be available to complete an installation in a timely fashion. In such cases, or other cases in which AACSA or its activators can provide a better customer service or interaction scenario using their pre-existing relationships, installations may be undertaken by authorized specialists or Activators proposed by AACSA, providing they have the required technical expertise, are approved for such purpose by STVS and do not exceed the comparable STVS charge for standards installations of Fifty dollars ($50) per room. In such cases, AACSA may choose to add a maximum of twenty percent sourcing fee to the Activator’s charge for installation services.

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Non-standard installation services such as substantial rewiring a multi-building installation services, shall be subject to additional charges that shall be negotiated with the Hotel and approved by STVS and AACSA when appropriate.

9. Liability Insurance

Hotels will be required to add the STVS equipment to their property and liability Insurance policy and name STVS as an additional insured party. AACSA may not have the authority to bind each hotel directly, therefore STVS shall bind and insure such requirement is at met at each hotel signed up at activation and for compliance.

10. Hotel minimum payments for financed or purchased equipment

Participating hotels that choose a financing option supplied by STVS shall pay STVS twenty cents ($0.20) per day per equipped room as compensation for the cost incurred by STVS in deploying the Select-TV solution in each hotel and for the management of the systems and network for the duration of the contract. These payments will subsequently be deducted from the amount owed to each hotel under the recurring revenue sharing agreement (see section 11 below). If the amount owed to the hotel under section 11 is insufficient to cover the hotel minimum payments, it will be carried over to the next month. If at the end of each calendar quarter the hotel still has a negative balance (i.e., it owes more for minimum payments than the value of its recurring revenue for that quarter), the hotel will be required to remit the amount of the shortfall to STVS by the fifteenth day of the first month of the following quarter. For purposes of this agreement, a quarter shall be defined as a 90-day period starting in the month of the initial shortfall. STVS acknowledges that it shall govern and bind the hotels through its contract and shall insure proper accounting, compliance, and enforcement as necessary. The activator, for so long as it is deriving a revenue from such location, shall assist in such actions but shall not be bound to enforce them.

If STVS terminates a location pursuant to the provisions of section 7.b) above and moves the equipment to a different Hotel, the term of the minimum monthly payments for the new Hotel shall be adjusted to reflect payments made by the first location, after adding back the cost of removal from the first location and reinstallation of the equipment into the new Hotel. Also, in such cases, part or all of the implementation fee recaptured from the first location will be credited to the new Hotel. The new hotel will be credited with N/12 of the implementation fee, where N is the number of months of service (up to N=12 months) in the first location.

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If Hotel chooses to purchase equipment or finance through alternative sources, the monthly fixed payment to STVS, and AACSA/Activator collectively, will be $0.05 per room per day, that being the maintenance fee portion of the fixed payment. This amount will be deducted from the Hotel revenue share and be subject to the same “clawback” provisions as the $0.2 payment described above.

INSTALLATION OR FINANCING MARKUP: If AACSA or its Activator secures financing or installation for Hotel, then AACSA shall be entitled to a 10 % mark up for such financing or installation costs above the base true cost of such equipment and installation for such hotel to be passed along to hotel or its financing arm and shall determine its split with the Activator, unless otherwise agreed to for a greater % in writing by all of the parties.

11. Recurring revenue share:

The Net Recurring Revenue from consumers who purchase content, applications and services from the system shall be shared between STVS, AACSA, the Hotels and any Activation partners that AACSA may employ. Net Recurring Revenue is defined as Gross Recurring Revenue minus all Direct Costs (as defined in Exhibit C). All required Hotel payments will be deducted from Net Recurring Revenue amounts (see section 10 above) before applying the revenue share formula. The standard revenue share will be as follows on all content and services except where otherwise agreed in writing between STVS and AACSA: STVS shall receive 45%, the Hotel shall receive 37.5%, AACSA shall receive 12.5%, and the Activator shall receive 5%. In cases where there is no Activator, the Activator fee may be shared equally between AACSA and the Hotel, in AACSA’s sole discretion or may be awarded to an AACSA affiliate, by AACSA, who was instrumental in securing such location.

REFERRED OR SOURCED CONTENT BY AACSA or its AFFILIATES: If movies or other content are sourced or referred by AACSA or its affiliates, such referred content revenue share shall award an additional percentage (%) of gross revenue to AACSA as determined in a separate Content agreement between the parties on a case-by-case basis. In the absence of a separate content agreement in each case, a standard 10 % of Gross revenue referral fee shall effectively apply to each content item. All such additional payments shall be considered as a Direct Cost according to Section 12 and Exhibit C of this agreement.

Revenue sharing amounts will be due and payable within fifteen working days of the end of the month to which they apply.

12. Determination of direct costs:

Direct costs will be deducted from gross revenues to calculate net income for revenue sharing purposes in the manner defined in Exhibit C. These costs will be projected for each year of the agreement and these projections will be used to calculate revenue share amounts. At the end of each year the total direct costs for the year will be reviewed by both parties on an open-book basis and any variance from the projections will be factored into the following year’s projected direct cost. With reasonable grounds and at any point in the year, AACSA shall have ability to review and audit the books of the operation as related to the revenue sharing elements of this program. If an audit reveals that such payments were short, STVS shall immediately make good all outstanding payments to AACSA and if such payments were short by 10 % or $10,000 or more of total revenue in the relevant time period, then STVS shall be responsible for all expenses of such audit or review to make AATAC / AACSA whole. If such discrepancy occurs more than three (3) times in any calendar year or exceeds 30 % of total revenue for any singular instance of a specific Hotel property, STVS shall remit a penalty equal to 25 % of that instance’s total revenue, or a fixed flat fee of $5,000 whichever is greater, in additional to remitting the shorted difference.

13. Advertising revenue share

Both AATAC and STVS can deliver paid advertising and promotion to Select-TV hotels. The revenue share formula for advertising revenues will be as follows: STVS will receive 50% of Net Advertising Revenue (“NAR”); Hotel will receive 25% of NAR; AATAC will receive 25% of NAR. NAR is defined as gross advertiser spending minus all relevant Agency costs plus any sales or other costs incurred by AATAC and/or STVS. In the instance that STVS is the referring source of such advertising, it shall earn an additional 5% of the NAR from AACSA & Hotel side, and if AACSA or its Hotel is the referring source, AACSA shall earn 5 % of the NAR from STVS. In cases where STVS refers the advertiser, it will therefore receive 55% of the NAR and AACSA and the Hotel will each receive 22.5% of the NAR. In cases where AACSA secures the advertiser, it will receive 30% of the NAR, STVS will receive 45% of the NAR and the Hotel will receive 25% of the NAR.

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14. Billing:

All amounts billed to and collected by the hotel from content, applications and services purchased by consumers, including all applicable taxes, will be passed immediately through to STVS or to a designated lockbox, in order to meet the anticipated requirements of lenders who will finance the deployment of certain STVS systems. STVS acknowledges that payment methods or remittance procedures such as ACH, auto debit, or specialty accounts payable methods may be utilized and may affect the ability of the hotel to directly remit to STVS without a third party intermediary such as bank, payroll company, or other entity and STVS shall make arrangements to work directly with such entities and realize all revenues so that they may remain consistent within the program and able to fairly distribute all revenue sharing with the AACSA. STVS acknowledges that it has the authority to bind the hotel through contract and shall be solely responsible for the compliance, accurate accounting, and enforcement of such provision if necessary directly with the hotel.

15. Marks:

During the Term of this Agreement, each party grants the other a non-exclusive, revocable, royalty-free license to use the other’s trademarks and service marks (“Marks”) for the sole purposes of promoting the in-store program. Such license will be subject to the terms and conditions of the Marks owner’s guidelines for trademark and service mark use of which it is made aware as such guidelines may change from time to time. Title to and ownership of the Marks will remain with the Mark’s owner. Except as expressly stated above, no right, title or interest to any patents, copyrights or trademarks of either party are transferred or licensed by this Agreement. STVS acknowledges that certain marks, such as hotel property logos and images require special approval by such entities that retain ownership of such marks.

16. Marketing Efforts:

AACSA will exercise commercially reasonable efforts to promote Select-TV to its customers (I.E. the Hotels), such as explaining the value proposition in detail to each hotel owner (detail defined in Exhibit D), engaging in Marketing Activities such as seminars, webcasts, promotional videos, on-site presentations and other promotions as appropriate though the AACSA marketing engine at the sole discretion of AACSA to be able to successfully educate Hotel owners/operators and Brands, or promote the program. Prior to the launch of the nationwide roll-out program, the parties will agree upon the type and volume of Marketing Activities to be undertaken by AACSA, notwithstanding failure on the part of STVS to initiate or conduct such discussions prior to or during the extent of the program. AACSA will support and strongly encourage its staff to promote sales of the Select-TV through the program. STVS PR will provide AATAC with all of the necessary marketing materials for the program, at no cost to AACSA, including approved art (including JPGs). AATAC will designate at least one employee or representative to consult with STVS at least once a month to review, plan, and execute on ongoing operational initiatives. STVS shall request and initiate such communications.

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11.1 STVS will provide updated program and product options quarterly to be presented to AACSA and its hotels. The frequency of programs can be adjusted if needed, including online.

11.2 STVS may, at its sole discretion, provide an additional advertising and promotional allowance of up to five percent (5%) of expected program revenue for all local Marketing Efforts, based upon the final number of hotels, an amount which is subject to change based upon STVS’s revenue models, and will be negotiated moving forward in good faith.

17. Deployment:

STVS shall provide AACSA a developed and standardized online application process for each Hotel as well as a simple standard site survey and deployment program to enable STVS to properly design and equip each hotel. STVS shall be responsible to perform or to engage suitable subcontractors to perform each site deployment, and any expenses related to the site survey.

18. Implementation Plan and Metrics:

The two parties have developed a mutually acceptable implementation plan for Phases I through III of the roll-out program and can be found within Sections 3, 4, 5 and Exhibit E regarding agreeable performance metrics.

19. Assignability

In the event that either party acquires, merges with or is acquired by another company/entity, this agreement will be assignable to the resulting entity in its entirety.

STVS acknowledges that AACSA will use directly compensated or sub-contracted affiliates to fulfill the obligations of the agreement, and such affiliates may be replaced or terminated in the sole discretion of AACSA.

Both parties agree that the revenue share and compensation packages agreed to in this agreement shall survive and each party shall have rights to payments hereunder and each party shall, upon his death or if deemed incapacitated, inure to the benefit of such party’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

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20. Termination:

Reasons for Termination. Either party may terminate this Agreement under the following circumstances:

20.1 Immediately, if the other party: (a) becomes insolvent or unable to pay its debts as they mature within the meaning of the United States Bankruptcy Code or any successor statute; (b) makes an assignment for the benefit of its creditors; (c) files or has filed against it, voluntarily or involuntarily, a petition under the United States Bankruptcy Code or any successor statute unless the petition is stayed or discharged within ninety (90) days; or (d) has a receiver appointed with respect to all or substantially all of its assets.

20.2 Upon the other party’s breach of any material term of this Agreement and failure to cure the breach within thirty (30) days following written notice thereof.

a. Survival. Terms which by their nature should survive the termination or expiration will survive the expiration or termination of this Agreement.

b. If such breach or unfulfilled provision is a result of the actions or inability of the STVS or its representatives, or as related to intentional negligence or fraud, or for non-payment of amounts due as per the payment schedule, no refunds for any reason will be given.

20.3 Irreparable Reputational Harm. If the actions of one party cause the other party, its affiliates or business partners material harm or reputational damage.

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21. Mutual Representations and Warranties:

Each party represents to the other that it has full capacity, power and authority to enter into, execute, deliver and perform this Agreement; and that it will perform its obligations under this Agreement in a professional and workmanlike manner consistent with generally accepted industry standards.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, RELATING TO OR ARISING OUT OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF NON-INFRINGEMENT, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. NEITHER PARTY HAS MADE ANY PROMISES OR GUARANTEES AS RELATED TO THE PERFORMANCE, SUCCESS, OR REVENUE ATTAINMENT OF THIS RELATIONSHIP. ANY PROJECTIONS OR FIGURES PROVIDED DURING THE NATURAL COURSE OF DEALINGS HAVE BEEN INTENDED FOR DEMONSTRATIVE PURPOSES ONLY. NO EXPRESSED PROMISE OF SALES HAVE BEEN MADE NOR ARE THEY A REQUISTE FOR THIS PROGRAM.

22. General Terms:

This Agreement, including Exhibits “A”, “B”, “C”, “D”, “E” are the agreement of the parties and cancels all prior negotiations and understandings between the AACSA and STVS with respect to the subject matter hereof.

a) Governing Law and Venue. This Agreement shall be construed in accordance with and governed by the laws of the United States state in which any suit, action or other proceeding is brought, regardless of conflict of law principles. The parties hereby irrevocably and unconditionally submit to the exclusive laws and jurisdiction of the courts of the venue in which the party that did not bring the suit is operating, for the purposes of any suit, action or other proceeding arising out of this Agreement or the subject matter hereof brought by any party hereto. Accordingly, appropriate venue for an action against AACSA shall lie in the State of Florida in a county in which the AACSA resides or has legal representation, and appropriate venue for an action against STVS shall lie in any state in which they operate.

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b) Attorneys’ Fees. If any legal action is necessary in order to enforce any of the terms of the Agreement, the prevailing party shall be entitled to recover its PR reasonable attorneys' fees and costs from the nonprevailing party.

c) Insurance. Both Parties shall be required to carry professional liability insurance with limits of no less than $1M per incident as of the date of launch of this program. STVS AGREES TO INDEMNIFY AACSA AND ITS AFFILIATES ASSOCIATED WITH IMPLEMENTATION OF THIS PROGRAM RESULTING FROM THE APPROVED PROMOTION, DISTRIBUTION, MARKETING, PLACEMENT, OR SALE OF ANY STVS PRODUCT OR MEDIA, THE AFFILIATED MARKETING OR PROMISES, UNFAIR TRADE PRACTICES, OR ANY OTHER FEDERAL ACT VIOLATED AS A RESULT OF STVS’s INSTRUCTION TO SELL AND MARKET SUCH PRODUCTS. FURTHERMORE, STVS EXPRESSLY AGREES TO INDEMNIFY AACSA FOR ANY ACTION BROUGHT AGAINST IT AS A RESULT OF IMPLEMENTING, PROMOTING, MARKETING, OR RESULTING FROM THE DISTRIBUTION OR SALE OF ANY OF THE MEDIA OR CONTENT ASSOCIATED WITH STVS’s OFFERINGS.

d) Non-Solicitation of Employees, Clients, Affiliates. STVS hereby covenants and agrees with AACSA that, during the Covenant Term, STVS shall not solicit or induce any employee or independent contractor, or client inclusive of potential or actual clients, or affiliate, of the Company to alter or terminate his or her relationship with AACSA or, directly or indirectly, offer employment to or compensate or cause or permit any other person or entity to compensate any such AACSA affiliate, representative, or independent contractor. STVS expressly agrees not to circumvent AACSA for financial or other gain for its resources, personnel, trade practices, or contacts. If such circumvention occurs, AACSA is entitled to all compensation it would have been due as well as damages or penalties as applicable by law.

THIS AGREEMENT AND ALL TERMS ARE CONFIDENTIAL AND STVS AGREES NOT TO SHARE OR MAKE PUBLIC THE DETAILS OF THIS AGREEMENT, THE TRADE SECRET PRACTICES, SUBSIDIES, DISCOUNTS, RATES, REVENUE SHARING FORMULAS OR ANY OTHER DETAILED TERMS WITH ANY THIRD PARTY, INCLUDING THOSE INTRODUCED BY AACSA WITHOUT THE PRIOR WRITTEN PERMISSION OF AACSA, EXCEPT (i) AS REQUIRED BY SECURITIES LAW AND (ii) FOR THE PURPOSE OF RAISING INVESTMENT FUNDS. THE PARTIES AGREE TO DEVELOP A LIST OF DISCLOSURE ITEMS WHERE DISCLOSURE PR WILL BE COVERED BY A GENERAL PERMISSIBLE-DISCLOSURE AGREEMENT MUTUALLY ACCEPTABLE TO BOTH PARTIES, AS WELL AS A LIST OF DISCLOSURE ITEMS WHERE DISCLOSURE WILL REQUIRE PRIOR WRITTEN PERMISSION FROM AACSA ON A CASE BY CASE BASIS. VIOLATION OF SUCH POLICY SHALL VOID ANY DISCOUNTS OR SUBSIDIES AND SHALL BE CONSIDERED A MATERIAL BREACH. ALL PRESS RELEASES THAT MENTION AACSA OR REFER TO THE BUSINESS RELATIONSHIP BETWEEN THE PARTIES SHALL BE SUBJECT TO THESE SAME TERMS AND CONDITIONS.

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EXHIBIT A: HOTEL SELECTION CRITERIA:

Selection criteria for Hotels shall include:

1. Existing contracts for Video on demand (VoD) or other entertainment or guest services systems must be at or close to termination, or be eligible for cancellation or termination of their existing contract if one exists for a Hotel to be included in any given group of Hotels, including the initial group;

2. Hotels must have at least 100 available rooms; any Hotels with fewer than 100 available rooms will be dealt with on a case by case basis. Hotels that are upgrading to 100+ rooms will be eligible, provided the upgrade is complete or close to complete by the time of installation of the system

3. Hotels must be rated three (3) stars or above. Hotels that are in the process of upgrading to full service and/or three stars or more will be eligible, provided the upgrade is complete or close to complete by the time of installation of the system;

4. Hotels wishing to participate must furnish STVS with a monthly record of the last six (6) months of entertainment receipts per room from current or previous VoD or other entertainment systems, if available and if a previous VOD system was currently installed. New Hotels or Hotels that have not had a system for at least six months will be exempt from this requirement. Hotels that for some reason cannot provide such records will be evaluated on a case by case basis.

5. Resort Hotels or other Properties with low-density layouts including non-contiguous buildings that have few levels and/or significant distances between building will be dealt with on a case by case basis. These Properties may be expected to contribute to the cost of system installation.

6. Any fees payable to PMS vendors will be borne by the Hotel as part of the deployment cost. No charges will be levied by STVS for PMS integration.

EXHIBIT B: SITE SURVEY CRITERION:

The criterion for passing a site survey is simple: if there is valid reason to believe that the installation process will either be extremely difficult and require significant modification to easements and access, delaying the implementation program beyond such that four installers working ten hour shifts would not be able to complete the infrastructure part of an installation in three business days, STVS reserves the right to defer the Property in question and not include it in the initial One hundred (100) Hotels, unless such hotel property exceeds in size greater than 200 rooms then an additional One (1) installer per fifty rooms shall apply to the same metric calculation.

STVS will furnish AACSA with a simple tool for its field agents to assess whether a property falls into the “difficult to install” category and may be subject to the conditions cited above, if STVS deems a property difficult to install, but the AACSA either directly or through its representatives or affiliates can demonstrate otherwise than STVS shall accept such property.

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If STVS improperly delays surveys or site approval leading to hotelier cancelling such contract prematurely or STVS rejects a valid location, such location shall not be eligible to be replaced unless such location did, in fact, not meet the majority of the criteria listed in Exhibit A.

EXHIBIT C: GROSS RECURRING REVENUE AND DIRECT COST DEFINITIONS:

Gross Recurring Revenue is defined as all revenue received from consumers or the STVS system within the hotel through the Hotel billing system or from transactions originating within hotel purchases (such as purchases of movies and games, fees from purchases of guests services, such as in-room dining orders, take-out dining orders, etc.), minus all direct costs associated with the revenue.

Direct costs include: all sums paid to content owners, aggregators or other intermediaries for purchased content; network operations costs (which shall not include the cost of depreciation and maintenance of servers or other systems equipment located in data centers or on premises); customer service and AACSA sales agent fees (Walter Cecchini), which will be calculated after deduction of fixed fees and direct costs cited above. Total fees due to Walter Cecchini or other intermediaries shall be deducted entirely from the aggregate portion before deducting AACSA or Activator fees, so as not to leave any balance-billed amount for AACSA.

EXHIBIT D: ELEMENTS OF SELECT-TV VALUE PROPOSITION REQUIRING DETAILED EXPLANATION:

AACSA sales and marketing personnel or agents shall strive to become proficient at explaining the key elements of the Select-TV guest services offering as well as the costs, benefits and economics of the program, within reasonable expectations as can be expected of such third party representatives, to Hotel owners/Operators and where relevant/necessary to Hotel brands. Additionally, AACSA sales and marketing personnel or agents shall motivate activators or the hotel operators to motivate their Patrons to convert to the Select-TV solution and provide value proposition knowledge elements to be able to induce a conversion amongst their Patron base (defined as Hoteliers or Operators).

EXHIBIT E: ACCEPTABLE PERFORMANCE METRICS:

The mutually agreed target for Phase I of the roll-out is to sign up, survey and install or at a minimum schedule firm installation dates for all one hundred (100) Hotels by December 31, 2014. If due to delays caused by Hotel operations schedules or other extraneous circumstances the minimum deliverable – a scheduled firm installation date – cannot be met by this target date, the parties agree to establish a modified target date and a modified payment schedule for subsequent implementation payments. If such delays are due to the failure of STVS to do its PR part in meeting the minimum deliverable (e.g., by not confirming scheduled installations with hotels), the payment schedule for Phase II will proceed as described in Section 4 of this document.

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EXHIBIT F:

Properties larger than 450 rooms (“special projects”) shall be evaluated in a somewhat different manner from smaller properties (“standard projects”), since their capital costs and complexity of these larger projects are much greater than standard properties. For example, in the case of such properties the economic feasibility of deployment will be assessed before a site visit is made. Also, STVS will be invited to complete the on-site survey program earlier in the sales process so that AACSA does not spend time selling properties that would not pass the deployment criteria applied by STVS as part of its acceptance program.

To reflect the higher level of effort and cost incurred by AACSA to close such properties, the payment schedule for such properties shall be as follows:

a) 500 rooms = bonus premium of $1,750 US per Hotel

b) 600 rooms = bonus premium of $2,500 US per Hotel

c) 700 rooms = bonus premium of $3,000 US per Hotel

d) 800 rooms = bonus premium of $4,000 US per Hotel

e) 900 rooms = bonus premium of $5,000 US per Hotel

f) 1,000 rooms = bonus premium of $10,000 US per Hotel

g) 1,500 rooms = bonus premium of $15,000 US per Hotel

h) 2,000 rooms = bonus premium of $20,000 US per Hotel

i) 2,500 rooms = bonus premium of $30,000 US per Hotel

All bonuses shall be paid within Seven (7) calendar days of having been earned and paid via corporate check mailed to AACSA PARTNERS or via cleared funds wire at AACSA’s discretion.

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